UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2026

Commission File Number 000-53461

HIGH WIRE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Nevada	81-5055489
(State or other jurisdiction of incorporation)	(IRS Employer Identification ID No.)

3 Columbus Circle, Floor 15, New York, NY 10019

(Address of principal executive offices)

(800) 434-1012

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On May 28, 2026, High Wire Networks, Inc., a Nevada corporation (the “Company”), entered into a Securities Purchase Agreement (the “Agreement”) with GHS Investments, LLC (the “Purchaser”). The Initial Closing (as defined below) occurred on June 1, 2026.

Pursuant to the Agreement, at the initial closing (the “Initial Closing”), the Company agreed to sell, and the Purchaser agreed to purchase, 34 shares of the Company’s Series G Preferred Stock (the “Preferred Stock”) at a purchase price of $1,000 per share, for an aggregate subscription amount of $34,000. In addition, at the Initial Closing, the Company issued to the Purchaser 12 shares of restricted Series G Preferred Stock as an equity incentive (the “Equity Incentive”), for a total of 46 shares of Series G Preferred Stock issued at the Initial Closing. Each share of Preferred Stock has a stated value of $1,200 per share and is convertible into shares of the Company’s common stock, in accordance with the terms of the Certificate of Designation of the Series G Preferred Stock.

The Agreement also provides for additional closings (each, an “Additional Closing”) pursuant to which the Company may sell, and the Purchaser may purchase, up to an additional 70 shares of Preferred Stock at a price of $1,000 per share, upon mutual consent of the parties and satisfaction of applicable conditions, including that no Event of Default (as defined in the Agreement) has occurred or is continuing.

The Preferred Stock accrues dividends at a rate of 12% per annum on the stated value, payable quarterly, at the Company’s discretion, in cash or in additional shares of Preferred Stock. The Company is obligated to redeem the Preferred Stock in accordance with the Certificate of Designation. Upon an Event of Default, all outstanding Preferred Stock becomes immediately due for redemption at an amount equal to 135% of the sum of the stated value, all accrued but unpaid dividends, and all other amounts due under the Agreement and the Certificate of Designation, with dividends accruing on the redemption amount at the lesser of 15% per annum or the maximum legal rate.

The Agreement contains customary representations and warranties of the Company, including representations and warranties regarding the Company’s organization and qualification, authorization and enforceability of the Transaction Documents, absence of conflicts, capitalization, valid issuance of the Securities, compliance with law, material permits, intellectual property, insurance, SEC reporting obligations, and absence of material litigation.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The schedules and exhibits to the Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above regarding the issuance of 46 shares of Preferred Stock (including 12 shares issued as the Equity Incentive) to the Purchaser is incorporated herein by reference.

The shares of Series G Preferred Stock and the Equity Incentive issued to the Purchaser were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The Purchaser represented that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act and that it is acquiring the Securities for its own account and not with a view to distribution.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Securities Purchase Agreement, dated as of May 28, 2026, by and between High Wire Networks, Inc. and GHS Investments, LLC.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date June 3, 2026	High Wire Networks, Inc.

	By:	/s/ Dennis O’Leary
Dennis O’Leary, Chief Executive Officer

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